EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Equity Compensation Plan of Meadowbrook Insurance Group, Inc. of our reports dated March 16, 2009, with respect to the consolidated financial statements and schedules of Meadowbrook Insurance Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Meadowbrook Insurance Group, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Detroit, Michigan
December 9, 2009